EXHIBIT 22.1

                  SUBSIDIARIES OF TAYLOR INVESTMENT CORPORATION

                                                 JURISDICTION OF         PERCENT
NAME                                              INCORPORATION           OWNED

Four Seasons Realty of Minnesota, Inc.             Minnesota              100%

Four Seasons Realty of Wisconsin, Inc.             Wisconsin              100%

Laurentian Development Corporation                 Minnesota              100%

Resort Hospitality, Inc.                           Minnesota              100%

Four Seasons Realty of Michigan, Inc.              Michigan               100%

T.I. Financial, Inc.                               Minnesota              100%

Kinkaid Development Corporation                    Illinois               100%

Four Seasons Builders, Inc.                        Minnesota              100%